EXHIBIT 99.1

News Release dated September 8, 2015

New Western Energy Completes Acquisition of Oil and Gas Leases in Osage County, Oklahoma Comprising 480 Acres, Consisting of 17 Wells

IRVINE, Calif., Sept. 08, 2015 (GLOBE NEWSWIRE) -- New Western Energy Corporation (OTC:NWTR), an independent energy company engaged in the acquisition, exploration, development and production of oil and gas in North America, today announced it has completed the acquisition of oil and gas leases located in Osage County, Oklahoma Comprising 480 contiguous acres, consisting of 17 Wells.

Combined, the three 160 contiguous acre oil and gas leases have averaged production of 12 to 15 barrels per day from 6 producing wells, over the past 12 months. The 480 acres are contiguous and produces both oil and gas. The primary oil production is from the Cleveland Sand at approximately 2900 ft. with a second formation of interest in the Bartlesville Sand. Gas production is from the Layton Sand at approximately 2400 ft. The oil production is generated from 7 Cleveland wells and the lease is powered from its own gas generated from 2 Layton wells. Salt water is disposal within the lease byway of a permitted disposal well. Each lease is equipped with its own tank battery. The project is underdeveloped and has many drilling location across the open grasslands.  Future development will consist of re-working existing wells and drilling key off setting wells.

“We are very pleased to acquire additional leases with working production and strong potential for redevelopment work,” said Javan Khazali, CEO of New Western Energy. “We are continuing to execute on our plan to acquire distressed assets and increase our portfolio of leases and production,” he added.

About New Western Energy Corporation

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com